EXHIBIT 10.29.6

PROMISSORY NOTE

$11,479,365.00	February 1, 2012

Mission West Properties, L.P.

promises to pay to	Lightpointe Communications, Inc.

the principal sum of Eleven Million Four Hundred Seventy Nine Thousand Three Hundred Sixty Five Dollars ($11,479,365.00),

plus interest at the rate of LIBOR plus 1.75 percent per annum (compounded on the basis of a 366-day year) beginning on the 1st day of February 2012.

Should interest not so be paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any installment of interest when due, the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this note.  Should suit be commenced or an attorney employed to enforce the payment of this note, we agree to pay such additional sum as the court may adjudge as reasonable attorney’s fees in said suit. Principal and interest are payable in lawful money of the United States.

Principal and interest are payable in lawful money of the United States no later than July 15, 2012 with option for Mission to extend another six months.  Notwithstanding the above, Mission shall use its best efforts to repay the loan as soon as possible using all available sources of cash, including but not limited to cash generated from operations and cash available from any other financing sources.

Signed By:	/s/ Raymond V. Marino	2/1/2012
	Raymond V. Marino, Pres. & COO	Date
Mission West Properties, Inc.
Its General Partner

Acknowledged:	/s/ Carl E. Berg	2/1/2012
	Carl E. Berg	Date